Exhibit 99.(m)(2)

Schedule A

FUNDS

Primary

U.S. Government

U.S. Treasury

Primary II

Treasury & Repo

Schedule B

Class	Distribution (12b-1 Fee) (%)
Investor Class I	0.25
Investor Class II	0.25
Investor Class III	0.25
R	0.25
QR I	0.25
QR II	1.00